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Columbia Pipeline Partners, LP
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TransCanada Corporation
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TransCanada Provides Update on Strategic Initiatives

Announces Bought Deal Offering of Common Shares

Actions Expected to be Accretive to Earnings Per Share, Strengthen Financial Position and Support Expected Annual Dividend Growth at the Upper End of Previous Guidance of Eight to 10 Per Cent Through 2020

Highlights:

•                  TransCanada expects to realize approximately US$3.7 billion from the monetization of its U.S. Northeast Power business

•                  Decides to maintain full ownership interest in its growing Mexican Natural Gas Pipeline business

•                  Reaches agreement to purchase all of the common units of Columbia Pipeline Partners LP for US$17.00 per unit for a total amount of approximately US$915 million

•                  Announces bought deal offering of common shares of approximately $3.2 billion plus a 10 percent over-allotment option

•                  Continues to advance $25 billion of near-term projects that are expected to be completed by 2020

•                  Actions expected to be accretive to earnings per share, strengthen financial position and support an expected annual dividend growth rate at the upper end of previous guidance of eight to 10 per cent through 2020

CALGARY, Alberta — November 1, 2016 — TransCanada Corporation (TSX, NYSE: TRP) (TransCanada or the Company) today provided updates on a series of strategic initiatives. Together, they are expected to add to TransCanada’s growth portfolio, be accretive to comparable earnings per share in 2017 and thereafter, strengthen the Company’s financial position and support an annual dividend growth rate at the upper end of previous guidance of eight to 10 per cent through 2020.

First, TransCanada announced today it expects to realize approximately US$3.7 billion from the monetization of its U.S. Northeast Power business. The amount is expected to be realized through the sale of Ravenswood, Ironwood, Ocean State Power and Kibby Wind to Helix Generation, LLC, an affiliate of LS Power Equity Advisors for US$2.2 billion and TC Hydro to Great River Hydro, LLC, an affiliate of ArcLight Capital Partners, LLC for US$1.065 billion with the remainder attributed to TransCanada’s power marketing business which is expected to be realized going forward. The two sale transactions are expected to close in the first half of 2017 subject to certain regulatory and other approvals and will include closing adjustments. These sales are expected to result in an approximate $1.1 billion after-tax net loss which is comprised of a $656 million after-tax goodwill impairment charge recorded at September 30, 2016, an approximate $863 million after-tax net loss on the sale of the thermal and wind package to be recorded in the fourth quarter of 2016 and an approximate $443 million after-tax gain on the sale of the hydro assets upon close of that transaction in 2017.

Proceeds from these sales and future realization of value of the marketing business will be used to repay a portion of the US$6.9 billion senior unsecured asset bridge term loan credit facilities (Columbia bridge loan facilities) which were used to partially finance the Columbia Pipeline Group, Inc. (Columbia) acquisition earlier this year.

“The sale of our merchant U.S. Northeast Power business to fund a portion of our acquisition of Columbia will further enhance the stability and predictability of our earnings and cash flow streams and support a strong and growing dividend,” said Russ Girling, TransCanada’s president and chief executive officer. “Following the sale, the proportion of TransCanada’s earnings before interest, taxes, depreciation and amortization (or EBITDA) expected to come from regulated and long-term contracted assets will exceed 95 per cent.”

TransCanada also announced today it has decided to maintain its full ownership interest in a growing portfolio of natural gas pipeline assets in Mexico rather than sell a minority interest in six of these pipelines to fund a portion of the Columbia acquisition. TransCanada currently owns and operates the Guadalajara and Tamazunchale natural gas pipelines and is investing US$3.8 billion to develop and complete construction of four additional pipelines plus fund our interest in the Sur de Texas project, all of which will serve growing demand in Mexico. All projects are expected to be in-service by the end of 2018 and are underpinned by 25-year take-or-pay contracts with the Comisión Federal de Electricidad (CFE). Once completed, the Company expects its Mexican natural gas pipeline business to generate approximately US$575 million of annual EBITDA, up from US$181 million in 2015.

“While the sale of a minority interest in our growing natural gas pipeline footprint in Mexico was an option, we determined that we would maximize short- and long-term shareholder value by retaining our full ownership interest in these assets and instead access capital markets,” said Girling. “This will allow us to fully capture future growth associated with the portfolio, is expected to be accretive to earnings per share and is consistent with maintaining a simple corporate structure.”

In conjunction with the Company’s decision to maintain its current ownership interest in its Mexican natural gas pipeline assets, TransCanada also announced today that it has entered into an agreement with a syndicate of underwriters (the Underwriters) led by TD Securities Inc., BMO Capital Markets and RBC Capital Markets under which they have agreed to purchase from TransCanada and sell to the public 54.75 million Common Shares at a price of $58.50 per Common Share for total gross proceeds of approximately $3.2 billion (the Offering). The Common Shares will be offered to the public in Canada and the United States through the Underwriters or their representatives. TransCanada has also granted the Underwriters an option to purchase up to an additional 5.475 million Common Shares at a price of $58.50 per Common Share at any time up to 30 days after closing of the Offering. The Offering is subject to the receipt of all necessary regulatory and stock exchange approvals and subject to customary closing conditions.

Proceeds from the Offering will be used to repay a portion of the Columbia bridge loan facilities which were used to partially finance the acquisition of Columbia. The closing date for the offering is expected to be on November 16, 2016. The Common Shares will be issued by way of a short form prospectus that will be filed with securities regulatory authorities in Canada and with the Securities and Exchange Commission (SEC) in the United States under the multijurisdictional disclosure system. The Company has filed a preliminary short form prospectus in respect of the Offering. Investors should read the short form prospectus before making an investment decision.

TransCanada also announced it has entered into an agreement and plan of merger through which our wholly-owned subsidiary, Columbia, has agreed to acquire, for cash, all of the outstanding publicly held common units of Columbia Pipeline Partners LP (NYSE: CPPL) (CPPL or the Partnership) at a price of US$17.00 per common unit for an aggregate transaction value of approximately US$915 million. The price represents an increase of US$1.25 or eight per cent per common unit when compared to TransCanada’s initial offer of US$15.75 per common unit on September 25, 2016. Common unitholders will continue to receive regular quarterly distributions of US$0.1975 per common unit including a pro-rated distribution for any partial period to the closing date.

The agreement was reached after a determination was made by a committee (Conflicts Committee) made up of the independent directors of the general partner of CPPL, after consultation with its independent legal and financial advisors, that the merger agreement and the merger transactions are fair and reasonable to and in the best interests of the Partnership and to the holders of the Partnership’s common units unaffiliated with Columbia entities. The transaction is expected to close in first quarter 2017 subject to receipt of CPPL unitholder approval. Upon closing, CPPL will be an indirect, wholly-owned entity of TransCanada and will cease to be a publicly held partnership.

“The decision to acquire Columbia Pipeline Partners completes our review of strategic alternatives for our master limited partnership (MLP) holdings following the Columbia transaction,” said Girling. “Through the acquisition of the Partnership, our interest in the principal Columbia assets, Columbia Gas Transmission and Columbia Gulf Transmission, effectively increases from 91.6 per cent to 100 per cent and allows us to fully capture the growth associated with Columbia’s large capital program. It is also expected to be accretive to earnings per share and reduces complexity by leaving us with a single MLP in TC PipeLines, LP, which remains a core element of TransCanada’s future strategy.”

Looking forward, the Company will remain focused on advancing $25 billion of near-term capital projects, on-time and on-budget. Approximately $7.5 billion has been invested in these projects to date with the remainder to be spent largely over the next three years. The Company intends to prudently fund its capital program in a manner that is consistent with maintaining its financial strength through cash on hand, significant internally generated cash flow, senior debt, hybrid securities, preferred shares, portfolio management (including drop downs to TC PipeLines, LP) and common equity through its dividend reinvestment plan and, if appropriate, establishment of an ‘At-the-market’ equity issuance program. As these projects progress through the permitting and construction phases and into operation, they are expected to generate significant growth in earnings and cash flow and support an expected annual dividend growth rate at the upper end of previous guidance of eight to 10 per cent through 2020.

In the sale of the US Northeast generating assets, TransCanada retained J.P. Morgan as its financial advisor, and Mayer Brown LLP as its legal advisor.

In its review of strategic alternatives regarding its MLP strategy, TransCanada retained Morgan Stanley as its financial advisor and Vinson & Elkins LLP as its legal advisor.

TELECONFERENCE AND WEBCAST:

We will hold a brief teleconference and webcast today - Tuesday, November 1, 2016 - to discuss these strategic initiatives. Russ Girling, TransCanada’s President and Chief Executive Officer, and Don Marchand, Executive Vice-President, Corporate Development and Chief Financial Officer will take part in the call at 2:30 p.m. (MT) / 4:30 p.m. (ET).

Analysts, members of the media and other interested parties are invited to listen in by calling 866.696.5910 or 416.695.7806 (Toronto area). Please dial in 10 minutes prior to the start of the call. The pass code is 1967035. Russ and Don will both deliver short remarks but there will not be a question and answer session.

A live webcast of the teleconference will be available at www.transcanada.com. A copy of the slides presented during the call will be posted to TransCanada’s website.

A replay of the teleconference will be available two hours after the conclusion of the call until midnight (EST) on November 8, 2016. Please call 800.408.3053 or 905.694.9451 (Toronto area) and enter pass code 7516579.

ABOUT TRANSCANADA

With more than 65 years’ experience, TransCanada is a leader in the responsible development and reliable operation of North American energy infrastructure including natural gas and liquids pipelines, power generation and gas storage facilities. TransCanada operates a network of natural gas pipelines that extends more than 90,300 kilometres (56,100 miles), tapping into virtually all major gas supply basins in North America. TransCanada is the continent’s leading provider of gas storage and related services with 664 billion cubic feet of storage capacity. A large independent power producer, TransCanada currently owns or has interests in over 10,500 megawatts of power generation in Canada and the United States. TransCanada is also the developer and operator of one of North America’s leading liquids pipeline systems that extends over 4,300 kilometres (2,700 miles), connecting growing continental oil supplies to key markets and refineries. TransCanada’s common shares trade on the Toronto and New York stock exchanges under the symbol TRP. Visit TransCanada.com and our blog to learn more, or connect with us on social media and 3BL Media.

ADVISORIES

The Company has filed a registration statement (including a preliminary short form prospectus) with the Securities and Exchange Commission (“SEC”) for the Offering to which this communication relates. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. Before you invest, you should read the preliminary short form prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. The Company has also filed the preliminary short form prospectus relating to the Offering with each of the provincial and territorial securities regulatory authorities in Canada. The preliminary prospectus is still subject to completion or amendment, and there will not be any sale or any acceptance of an offer to buy the securities until a receipt for the final prospectus has been issued. You may get any of these documents for free by visiting EDGAR on the SEC website at www.sec.gov or via SEDAR at www.sedar.com. Alternatively, the Company, any underwriter or any dealer participating in the Offering will arrange to send you the preliminary short form prospectus if you request it in the U.S. from TD Securities (USA) LLC (tel: 212-827-7392), 31 W 52nd Street, New York NY 10019, BMO Capital Markets Corp., Attn: Equity Syndicate Department, 3 Times Square, 25th Floor, New York, NY 10036 (tel: 800-414-3627; email: bmoprospectus@bmo.com) or RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, Attention: Equity Syndicate, (tel: 877-822-4089; email: equityprospectus@rbccm.com) or in Canada from TD Securities Inc., Attention: Symcor, NPM (tel: 289-360-2009, email: sdcconfirms@td.com), 1625 Tech Avenue, Mississauga ON L4W 5P5, BMO Capital Markets, Brampton Distribution Centre C/O The Data Group of Companies, 9195 Torbram Road, Brampton, Ontario, L6S 6H2 (tel: 905- 791-3151 Ext 4312; email: torbramwarehouse@datagroup.ca) or RBC Dominion Securities Inc., Attn: Simon Yeung, Distribution Centre, RBC Wellington Square, 8th Floor, 180 Wellington St. W., Toronto, Ontario, M5J 0C2 (tel: 416-842-5349; email: Distribution.RBCDS@rbccm.com).

FORWARD LOOKING INFORMATION

This news release includes certain forward looking information, including future oriented financial information or financial outlook, which is intended to provide readers with information regarding TransCanada including management’s assessment of our future plans and financial outlook, and our future prospects overall. Statements that are forward-looking are based on certain assumptions and on what we know and expect today and generally include words like “anticipate”, “expect”, “believe”, “may”, “will”, “should”, “estimate”, “project”, “outlook”, “forecast”, “intend”, “target”, “plan” or other similar words are used to identify such forward-looking information.

Forward-looking statements do not guarantee future performance. Actual events and results could be significantly different because of assumptions, risks or uncertainties related to our business or events that happen after the date of this news release. Forward looking statements in this news release may include information about the following, among other things:(i) future dividend growth, (ii) the completion of the transactions contemplated by our agreements to sell our U.S. Northeast power assets, (iii) our agreement to acquire all of the outstanding common units of CPPL, (iv) our agreement with the Underwriters in respect of the Offering, (v) the future growth of our Mexican natural gas pipeline business, (vi) our successful integration of Columbia and (vii) the successful completion of the Offering.

Our forward looking information is based on certain key assumptions and is subject to risks and uncertainties, including but not limited to: our ability to successfully implement our strategic initiatives and whether they will yield the expected benefits including the expected benefits of the acquisition of Columbia and the expected growth of our Mexican natural gas pipeline business, that the conditions to the closing of the Offering will occur in a timely manner, or at all, timing and completion of our planned asset sales, the operating performance of our pipeline and energy assets, economic and competitive conditions in North America and globally, the availability and price of energy commodities and changes in market commodity prices, the amount of capacity sold and rates achieved in our pipeline businesses, the amount of capacity payments and revenues we receive from our energy business, regulatory decisions and outcomes, outcomes of legal proceedings, including arbitration and insurance claims, performance of our counterparties, changes in the political environment, changes in environmental and other laws and regulations, construction and completion of capital projects, labour, equipment and material costs, access to capital markets, interest, inflation and foreign exchange rates, weather, cyber security and technological developments. You can read more about these risk factors and others in reports we have filed with securities regulatory authorities in Canada and with the SEC in the United States.

As actual results could vary significantly from the forward-looking information, you should not put undue reliance on forward-looking information and should not use future-oriented information or financial outlooks for anything other than their intended purpose. We do not update our forward-looking statements due to new information or future events, unless we are required to by law.

NON-GAAP MEASURES

This release contains reference to a financial measure that does not have any standardized meaning as prescribed by U.S. generally accepted accounting principles (GAAP) and therefore may not be comparable to similar measures presented by other entities (a non-GAAP measure). This non-GAAP measure is Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). Reconciliations of this and other non-GAAP measures to the most closely related GAAP measures are included in our Quarterly Report to shareholders dated November 1, 2016 filed with Canadian securities regulators and the SEC and available at www.transcanada.com.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed acquisition of the outstanding common units of CPPL, CPPL will file with the SEC a proxy statement with respect to a special meeting of its unitholders to be convened to approve the transaction. The definitive proxy statement will be mailed to the unitholders of CPPL. INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.

Investors will be able to obtain these materials, when they are available, and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, copies of the proxy statement, when available, may be obtained free of charge by accessing CPPL’s website at www.columbiapipelinepartners.com or by writing CPPL at 5151 San Felipe Street, Suite 2500, Houston, Texas 77056, Attention: Corporate Secretary. Investors may also read and copy any reports, statements and other information filed by CPPL with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

PARTICIPANTS IN THE MERGER SOLICITATION

Columbia, an indirect wholly owned subsidiary of the Company, and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the transaction. Information regarding Columbia’s directors and executive officers is available in its Current Report on Form 8-K filed with the SEC on July 1, 2016. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.